Tecogen Inc.
Form 424B3
filed on December 24, 2014

PROSPECTUS SUPPLEMENT No. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated June 27, 2014)	Registration No. 333-193791

1,134,429 Shares of Common Stock

On November 14, 2014, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. This prospectus supplement No. 2 is being filed to update, amend and supplement the information included in the prospectus with the information contained in the Quarterly Report on Form 10-Q. Accordingly, we have attached the Quarterly Report to this prospectus supplement No. 2.
You should read this supplement in conjunction with the prospectus, which is to be delivered with this prospectus supplement No. 1. If there is any inconsistency between the information in the prospectus and this prospectus supplement No. 1, you should rely on the information in this prospectus supplement No. 2.
Our common stock is currently quoted on the NASDAQ Capital Market under the symbol “TGEN”.
We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is December 24, 2014.